Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of September 16, 2010, is between Bank of America, N.A. {the "Bank") and Vertex Energy, Inc. (the "Borrower").

1.  DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1 .1  "Borrowing Base" means the sum of:

(a) 80% of the balance due on Acceptable Receivables; and

(b) 50% of the value of Acceptable Inventory.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank wilt use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate.

After calculating the Borrowing Base as provided above, the Bank may deduct such reserves as the Bank may establish from time to time in its reasonable credit judgment, including, without limitation, reserves for rent at leased locations subject to statutory or contractual landlord's liens, inventory shrinkage, dilution, customs charges, warehousemen's or bailees' charges, liabilities to growers of agricultural products which are entitled to lien rights under the federal Perishable Agricultural Commodities Act or any applicable state law, and the amount of estimated maximum exposure, as determined by the Bank from time to time, under any interest rate contracts which the Borrower enters Into with the Bank (including interest rate swaps, caps, floors, options thereon, combinations thereof, or similar contracts).

1 .2      "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods by the Borrower in the ordinary course of the Borrower's business and without any further obligation on the part of the Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sates, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment of the account, whether well founded or otherwise.

(d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

(e) The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

(f) The account balance does not include the amount of any finance or service charges payable by the account debtor. To the extent any finance charges or service charges are included, such amounts shall be deducted from the account balance.

Ref #: 1000420713 : - Vertex Energy, inc.
Standard Loan Agreement

(g) The Borrower has sent an invoice to the debtor in the amount of the account.

(h) The Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by the Borrower as a foreign corporation authorized to transact business in such state.

(i)  The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(j)  The debtor upon the account is not any of the following;

(i) An employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.

(ii)        The U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation, the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15} with respect to the obligation, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against the Borrower.

(iii) Any state, county, city, town or municipality,

(iv) Any person or entity located in a foreign country,

(k) The account is not in default. An account will be considered in default if any of the following occur:

(i) The account is not paid within thirty (30) days from its invoice date or ten (10) days from its due date, whichever occurs first;

(ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

(iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(I) The account is not the obligation of a debtor who is in default (as defined above) on 30% or more of the accounts upon which such debtor is obligated.

(m) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(n) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to the Borrower under any other obligation which is evidenced by a promissory note.

(o)        The account is otherwise acceptable to the Bank.

1.3       "Acceptable inventory" means inventory which satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank. This does not prohibit any statutory liens which may exist in favor of the growers of agricultural products which are purchased by the Borrower.

(b) The inventory is located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable.

(c) The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Display items, work-in-process, parts, samples, and packing and shipping materials are not acceptable, inventory which is obsolete, unsalable, damaged, defective, used, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

(d) The inventory is covered by insurance as required in the "Covenants" section of this Agreement.

(e) The inventory has not been manufactured to the specifications of a particular account debtor.

(f) The inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of the Bank to sell the Inventory to third parties.

(g) The inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

(h)The inventory is not placed on consignment.

(i)The inventory is otherwise acceptable to the Bank.

1.4  "Credit Limit" means the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

2.  FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1  Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrowthem.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

2.2  Availability Period, The line of credit is available between the date of this Agreement and September 16, 2011, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date"). The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the "Renewal Notice"). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. The Borrower specifically understands and agrees that the interest rate applicable to this line of credit may be increased upon renewal and that the new interest rate will apply to the entire outstanding principal balance of the line of credit. If this line of credit is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank's option, if so, the amount will be specified in the Renewal Notice.

2.3  Conditions to Availability of Credit. In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement, the Borrower will promptly deliver the following to the Bank at such times as may be requested by the Bank:

(a) A borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based.

(b) Copies of the Invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder.

(c) Copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(d) Copies of the cash receipts journal pertaining to the borrowing certificate.

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

2.4   Repayment Terms.

(a) The Borrower will pay interest on October 16, 2010, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b) The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Dale.

2.5  Interest Rate.

(a) The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 3.00 percentage point(s).

(b) The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate ("BBA LIBOR") for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Bank will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in theBank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks In London are open for business and dealing in offshore dollars.

2.6  Letters of Credit.

(a) During the availability period, at the request of the Borrower, the Bank will issue:

(i) standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend more than three hundred sixty-five (365) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b) The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00).

(c) In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d) The Borrower agrees:

(i) Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv) To sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v) To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

Ref #: 1000420713 : - Vertex Energy, inc.
Standard Loan Agreement

(vii) To pay the Bank a non-refundable fee equal to 2% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated,

3.  COLLATERAL

3.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower's obligations to the Bank under this Agreement. The collateral is further defined In security agreement(s) executed by the owners of the collateral

(a) Equipment owned by the Borrower.

(b) Inventory owned by the Borrower.

(c) Receivables owned by the Borrower.

4.  FEES AND EXPENSES

4.1   Fees,

(a)  Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No, 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.5% per year.

This fee is due on December 16, 2010, and on the same day of each following quarter until the expiration of the availability period.

(b) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

4.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

4.3 Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

5. DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Disbursements and Payments.

(a)       Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States, or by such other method as may be permitted by the Bank.

Ref #: 1000420713 : -Vertex Energy. Inc.
Standard Loan Agreement

(b) The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of authorized signers (each an "Authorized Individual"),

(c) For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)         If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

5.2 Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b) Advances will be deposited in and repayments will be withdrawn from account number TX-488032919202 owned by Vertex Energy, inc. or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

5.3  Direct Debit.

(a) The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number TX-488032919202 owned by Vertex Energy, Inc. or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account"),

(b) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement, if the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.4  Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

Ref #: 1000420713 : - Vertex Energy, inc.
Standard Loan Agreement

5.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.7 Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement. The Bank may make such advances even if the advances may cause any credit limit under this Agreement to be exceeded.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

5.8 Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrower's accounts receivable, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

6. CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized,

6.2 Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents,

6.3 Guaranties. Guaranties signed by Cedar Marine Terminals, LP ("Cedar Marine Terminals, LP").

6.4 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

6.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

6.6 Repayment of Other Credit Agreement. Evidence that the existing Line of Credit with Regions Bank has been or will be repaid and cancelled on or before the first disbursement under this Agreement,

6.7 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

6.8 Landlord Agreement. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest) an agreement from the owner of the real property and the holder of any such mortgage or deed of trust,

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

6.9 insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.10 Appraisals. Appraisals prepared by appraisers acceptable to the Bank with respect to the liquidation value of the Borrower's inventory.

6.11 Environmental Information. A completed Bank form Environmental Questionnaire.

7. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other Jurisdiction where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement Is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9 Permits. Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank,

7.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

7.14 Merchantable inventory; Compliance with FLSA. All inventory which is included in the Borrowing Base is of good and merchantable quality and free from defects, and has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.).

7.15 ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(it) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)       No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)  The following terms have the meanings indicated for purposes of this Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv) "PBGC" means the Pension Benefit Guaranty Corporation.

(v)        "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401 (a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001 (a)(3) of ERISA.

8.  COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1  Use of Proceeds.

(a) To use the proceeds of Facility No. 1 only for working capital.

(b) The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose,

8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

(a) Within one hundred twenty (120) days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within one hundred twenty (120) days of the fiscal year end, the annual financial statements of Cedar Marine Terminals, LP, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c) Within forty-five (45) days of the period's end, quarterly financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(d) Within one hundred twenty (120) days of the end of each fiscal year and within forty-five (45) days of the end of each quarter, a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth

(i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(e) A detailed aging of the Borrower's receivables by invoice or a summary aging by account debtor, as specified by the Bank, within thirty (30) days after the end of each quarter.

(f) A borrowing certificate setting forth the amount of Acceptable Receivables and Acceptable Inventory as of the last day of each month within thirty (30) days after quarter end and, upon the Bank's request, copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables, copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables, and copies of the cash receipts journal pertaining to the borrowing certificate.

(g) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(h)  An inventory listing within thirty (30) days after the end of each quarter. The listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(i)  Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

8.3  Interest Coverage Ratio. To maintain on a consolidated basis an Interest Coverage Ratio of at least 1.5:1.0 to be measured quarterly and annually.

"Interest Coverage Ratio" means the ratio of EBIT to interest expense.

"EBIT" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

8.4 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.5 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or tease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

(c) Obtaining surely bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

8.6  Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the

Borrower now or later owns, except:

(a) Liens and security interests in favor of the Bank,

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in assets acquired after the date of this Agreement,

8.7  Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

8.8  Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a) Existing investments disclosed to the Bank in writing.

(b) Investments in the Borrower's current subsidiaries,

(c) Investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government;

(iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.9  Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a) Existing extensions of credit disclosed to the Bank in writing.

(b) Extensions of credit to the Borrower's current subsidiaries.

(c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.10  Change of Management, Not to make any substantial change in the present executive or management personnel of the Borrower.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

8.11 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capita! ownership of the Borrower.

8.12 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d) Liquidate or dissolve the Borrower's business.

8.13  Notices to Bank. To promptly notify the Bank in writing of:

(a)  Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(b) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default

(c) Any material adverse change in the Borrower's Obligor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d) Any change in the Borrower's or any Obligor's name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(e) Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

(f) For purposes of this Agreement, "Obligor" shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

8.14 Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers1 compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

(b) Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank,

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.15 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to maany advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.16 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

Ref#: 1000420713 : -Vertex Energy. Inc.
Standard Loan Agreement

8.17  ERISA Plans-Notices. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043{c) of ERISA for which the PBGC requires 30-day notice.

(b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.18 Books and Records. To maintain adequate books and records.

8.19 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.20 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9. HAZARDOUS SUBSTANCES

9.1 indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of .this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's properly or operations or properly leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

9.2 Compliance Regarding Hazardous Substances. The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

9.3 Notices Regarding Hazardous Substances. Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.4 Site Visits. Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the "Collateral") is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests, The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower's use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank's judgment. The Borrower understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated {including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

9.5 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant/1 or "contaminant" or a similar designation or regulation under any current or future federal, state or local law {whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.6 Continuing Obligation. The Borrower's obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower's obligations to the Bank under this Agreement.

10. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately,

10.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

10.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

10.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

10.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

10.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any properly given as security for this Agreement (or any guaranty).

10.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

10.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay thecredit; or the Bank determines that it is insecure for any other reason.

10.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

10.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Texas. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the "Dispute Resolution Provision." This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act {Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible persona! property collateral for this credit is located or if there is no such collateral, in the state specified In the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. Ail arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shal! be issued within thirty (30) days of the close of the hearing. However, the arbitrators), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitrationon the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h) Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver"). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

11.5 Severabilitv: Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced, The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in- house counsel.

11.7 Individual Liability.   If the Borrower is a partnership, the Bank may proceed against the business and non- business property of each general partner of the Borrower in enforcing this Agreement and other agreements relating to this loan.

11.8 Set-Off.

(a) In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

(b) The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c) For the purposes of this paragraph, "Deposits" means any deposits {general or special, time or demand,provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank, "Obligations" means all obligations, now or hereafterexisting, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

11.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.10 Disposition of Schedules and Reports. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

11.11 Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

11.12 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

11.13 Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

11.14 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

Ref#: 1000420713 : -Vertex Energy, Inc.
Standard Loan Agreement

11.15 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand- delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.16 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.17 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but alt such counterparts shall constitute but one and the same agreement.

11.18 Borrower Information: Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

This Agreement is executed as of the date stated at the top of the first page.

Bank:
Bank of America, N.A.

By: /s/ Joel Collins
Joel Collins, Officer
Authorized signer

Borrower:
Vertex Energy, Inc.

By:/s/ Benjamin P. Cowart
Benjamin P, Cowart, Chief Executive Officer

By: /s/ Chris Carlson
Chris Carlson, Vice President

Address where notices to Vertex Energy, Inc. are to be sent:	Address where notices to the Bank are to be sent:

1331 Gemini Street Suite 103 Houston, TX 77058-2729 US	Doc Retention - GCF MO1-800-08-11 800 Market Street, 8th Floor St. Louis, MO 63101-2510

Telephone: 2815389802	Facsimile: (866) 255-9922

Ref #: 1000420713 : - Vertex Energy, Inc.
Standard Loan Agreement

Federal law requires Bank of America, N.A. (the "Bank") to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)         USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.